Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 31, 2003 on the consolidated balance sheet of Wells Real Estate Investment Trust III, Inc. in the Registration Statement on Form S-11 and related Prospectus of Wells Real Estate Investment Trust III, Inc. for the registration of 500,000 shares of its common stock and 100,000,000 shares of its preferred stock.

Ernst & Young LLP

Atlanta, Georgia

The foregoing consent is in the form that we anticipate will be signed upon the execution of the partnership agreement described in Note 1 to the consolidated balance sheet, the adoption of the employee stock option plan, the independent director stock option plan, the dividend reinvestment plan and the share redemption program described in Note 3 to the consolidated balance sheet and the execution of the advisory agreement, property management, leasing and asset management agreement and dealer manager agreement described in Note 4 to the consolidated balance sheet.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 31, 2003